As filed with the Securities and Exchange Commission on January 13, 2015

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-75060)

Registration No. 333-75060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

OVERLAND STORAGE, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	95-3535285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard

San Diego, California 92123

(Address, Including Zip Code, of Principal Executive Offices)

2000 STOCK OPTION PLAN

2001 SUPPLEMENTAL STOCK OPTION PLAN

(Full Title of the Plans)

Eric L. Kelly

Chief Executive Officer

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, California 92123

(858) 571-5555

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Warren T. Lazarow, Esq.

Paul Sieben, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-75060) (the “Registration Statement”) of Overland Storage, Inc., a California corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2001. The Registration Statement registered the following: 1,000,000 shares of the Company’s common stock, no par value per share, for issue pursuant to the First Amendment to 2000 Stock Option Plan (without giving effect to adjustments for stock splits or similar events occurring after the date such Registration Statement was filed); and 175,000 shares of the Company’s common stock, no par value per share, for issue pursuant to the 2001 Supplemental Stock Option Plan (without giving effect to adjustments for stock splits or similar events occurring after the date such Registration Statement was filed).

On December 1, 2014, pursuant to the Agreement and Plan of Merger among the Company, S3D Acquisition Company (“Merger Subsidiary”), a California corporation, and Sphere 3D Corporation (“Parent”), an Ontario corporation, dated as of May 15, 2014 (the “Merger Agreement”), the Company merged with Merger Subsidiary, with the Company surviving such merger as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each issued and outstanding share of the Company’s common stock was converted into the right to receive 0.46385 shares of Parent’s common stock.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and remove from registration any and all securities of the Company previously registered but unsold under the Registration Statement as of the effective time of the Merger (the “Plan Shares”), in accordance with the undertakings made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering. The Plan Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 13, 2015.

OVERLAND STORAGE, INC.

By:	/s/ Eric Kelly
Name: Eric Kelly
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on January 13, 2015.

Signature	Title

/s/ Eric Kelly Eric Kelly	Director, President, and Chief Executive Officer (principal executive officer)

/s/ Kurt L. Kalbfleisch Kurt L. Kalbfleisch	Senior Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)

/s/ Peter Tassiopoulos Peter Tassiopoulos	Director